Exhibit 99.1

Emerge Energy Services LP Receives Expected NYSE Notice Regarding Late Form 10-K Filing

Fort Worth, Texas — April 9, 2019 — Emerge Energy Services LP (NYSE: EMES) (“Emerge Energy”) today announced that, as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”), it has received an expected notice from the New York Stock Exchange (the “NYSE”) that Emerge Energy is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manuel.

As reported by Emerge Energy in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2019, Emerge Energy was unable to file its 2018 Form 10-K within the prescribed time period without unreasonable effort or expense. The extension period provided under Rule 12b-25 expired on April 2, 2019.

Emerge Energy continues to work diligently to complete the preparation of its consolidated financial statements in order to be in a position to file its 2018 Form 10-K with the SEC as promptly as possible after its independent registered public accounting firm completes its review.

In accordance with NYSE rules, Emerge Energy has contacted the NYSE to discuss the status of the late filing and is issuing this required press release. The NYSE informed Emerge Energy that, under NYSE rules, Emerge Energy will have six months from the Form 10-K due date of March 18, 2019 to file the 2018 Form 10-K with the SEC. Emerge Energy can regain compliance with the NYSE listing standards at any time prior to that date by filing its 2018 Form 10-K. If Emerge Energy fails to file the 2018 Form 10-K before the NYSE may grant, at its sole discretion, an extension of up to six additional months for Emerge Energy to regain compliance, depending on the specific circumstances.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the business of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells, through its subsidiary Superior Silica Sands LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

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